Exhibit 8.1

31 West 52nd Street | New York, NY 10019 | T 212.513.3200 | F 212.385.9010

Holland & Knight LLP | www.hklaw.com

February 21, 2017

Board of Directors	Board of Directors
Pacific Premier Bancorp, Inc.	Heritage Oaks Bancorp
17901 Von Karman Avenue, Suite 1200	1222 Vine Street
Irvin, CA 92614	Paso Robles, CA 93446

Ladies and Gentlemen:

We have acted as counsel for Pacific Premier Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Heritage Oaks Bancorp, a California corporation (“HEOP”), with and into the Company, as contemplated by the Agreement and Plan of Reorganization, dated as of December 12, 2016 (the “Merger Agreement”), by and among the Company and HEOP, as described in the registration statement on Form S-4 filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on January 19, 2017, which may be amended from time to time (the “Registration Statement”), in connection with the Merger.  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with the opinions expressed herein, we have examined the Merger Agreement, the Registration Statement, the representation letters of HEOP dated January 18, 2017 and of Pacific Premier Bank and the Company dated January 18, 2017, delivered to us for purposes of rendering the opinions expressed herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions expressed herein.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  For purposes of the opinions expressed herein, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) the representations made by the Company, Pacific Premier Bank and HEOP in each of their Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Merger, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the

Anchorage | Atlanta | Austin | Boston | Charlotte | Chicago | Dallas | Denver | Fort Lauderdale | Houston | Jacksonville | Lakeland
Los Angeles | Miami | New York | Orlando | Portland | San Francisco | Stamford | Tallahassee | Tampa | Tysons
Washington, D.C. | West Palm Beach

management of the Company, Pacific Premier Bank or HEOP, as the case may be, or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, in each case without such qualification.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.  In addition, our opinions expressed herein are based solely on the documents that we have examined, the additional information that we have obtained, and the Representation Letters.

Based upon the foregoing, it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the assumptions and representations described above, the above opinion is subject to the exceptions, limitations and qualifications set forth below.

(1)                                 The opinion expressed herein is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, and administrative regulations and published rulings and procedures.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.  Furthermore, no assurances can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.  Further, any change in the facts and circumstances surrounding the Merger or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the validity of our opinion expressed herein.

(2)                                 We express our opinion herein only as to the matter specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.  We do not express any opinion herein concerning any law other than the federal law of the United States.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Mergers” in the joint proxy statement/prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of shares of HEOP common stock.

The opinion expressed herein has been rendered at your request, is solely for your benefit and the benefit of your shareholders in connection with the Merger and may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the section captioned “Material Federal Income Tax Consequences.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP